Exhibit 99.1

ERICO International Corporation 30575 Bainbridge Road, Suite 300 Solon, Ohio 44139 USA	phone: (440) 349-2630 fax: (440) 349-2996 www.erico.com
ERICO International Corporation
Announces Record First Quarter 2006 Results
SOLON, OH - May 9, 2006 - ERICO International Corporation (bond ticker CADDY) today reported results for its first quarter ended March 31, 2006.
Net sales in the first quarter of 2006 were $105.5 million, an increase of $15.6 million, or 17.3%, compared with first quarter 2005 net sales of $89.9 million. The increase in net sales was due primarily to increased selling prices and higher sales volume. This performance is a new record for quarterly net sales.
Gross profit in the first quarter of 2006 was $39.3 million, up $8.4 million, or 27.0%, from the first quarter 2005 gross profit of $30.9 million. The increase in gross profit was due primarily to increased selling prices and higher sales volume resulting in manufacturing efficiencies.
Operating expenses in the first quarter of 2006 were $24.0 million, up $2.4 million, or 10.9%, from first quarter 2005 operating expenses of $21.6 million. As a percentage of net sales, operating expenses decreased to 22.7% in the first quarter of 2006 from 24.0% for the first quarter of 2005. The decrease in operating expenses as a percent of net sales in the first quarter of 2006 was due to the higher sales level along with management’s continued focus on controlling expenses.
The Company’s net cash used in operating activities in the first quarter of 2006 was $5.4 million, compared with $7.9 million used in the first quarter of 2005. The Company generated EBITDA of $18.8 million in the first quarter of 2006, compared with EBITDA of $12.9 million in the first quarter of 2005, an increase of $5.9 million, or 45.6%. These results represent a new quarterly record for EBITDA generation by the Company. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).
ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. ERICO’s well-known brand names include: CADDY® fixings, fasteners and supports; CADWELD® welded electrical connections; CRITEC® surge protection devices; ERICO® rail bonds and specialty products; ERIFLEX® low-voltage components; ERITECH® electrical products; and LENTON® concrete reinforcement. Visit ERICO online at www.erico.com.
CADDY®      •      ERICO®      •      ERIFLEX®      •      ERITECH®      •      LENTON®

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 10, 2006 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.
CADDY®      •      ERICO®      •      ERIFLEX®      •      ERITECH®      •      LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Income Statements
(Dollars in Thousands)

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
Net sales	$105,471	$89,950
Cost of sales	66,159	59,001

Gross profit	39,312	30,949

Operating expenses	23,972	21,619

Operating income	15,340	9,330
Interest expense, net	3,379	3,880
Foreign exchange (gain) loss, net	(138)	191
Other income	(594)	—

Income before income taxes	12,693	5,259
Provision for income taxes	4,855	2,049

Net income	$7,838	$3,210

CADDY®      •      ERICO®      •      ERIFLEX®      •      ERITECH®      •      LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Amounts)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$4,626	$19,561
Trade accounts receivable, net	66,234	54,802
Inventories, net	51,780	46,710
Other current assets	7,324	6,758

Total current assets	129,964	127,831

Property, plant and equipment, net	40,924	42,799
Goodwill	95,518	95,524
Other intangible assets, net	36,675	36,802
Other assets	8,095	8,315

Total assets	$311,176	$311,271

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$36,985	$29,157
Accrued compensation	9,892	15,699
Dividend payable	—	11,000
Other current liabilities	19,699	20,344

Total current liabilities	66,576	76,200

Long-term debt	142,414	141,675
Deferred income taxes	26,362	26,561
Other long-term liabilities	13,816	13,852

Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	64,690	56,202
Accumulated other comprehensive loss	(2,682)	(3,219)

Total stockholder’s net investment	62,008	52,983

Total liabilities and stockholder’s net investment	$311,176	$311,271

CADDY®      •      ERICO®      •      ERIFLEX®      •      ERITECH®      •      LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Thousands)

	Three Months Ended
	March 31,
	2006	2005
Operating activities
Net income	$7,838	$3,210
Depreciation and amortization	2,743	3,784
Other operating activities	(16,007)	(14,895)

Net cash used in operating activities	(5,426)	(7,901)

Investing activities
Capital expenditures	(720)	(699)
Proceeds from sale of building	787	—
Other investing activities	(61)	(398)

Net cash provided by (used in) investing activities	6	(1,097)

Financing activities
Dividends paid	(11,000)	(15,000)
Net transfers from Parent Company	650	—
Net borrowings on revolving line of credit	739	24,964

Net cash (used in) provided by financing activities	(9,611)	9,964

Effect of exchange rate changes on cash and cash equivalents	96	5

(Decrease) increase in cash and cash equivalents	(14,935)	971
Cash and cash equivalents at beginning of period	19,561	2,321

Cash and cash equivalents at end of period	$4,626	$3,292

CADDY®      •      ERICO®      •      ERIFLEX®      •      ERITECH®      •      LENTON®

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, net, depreciation, amortization and certain other non-cash, non-recurring items. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended
	March 31,
	2006	2005
Net cash used in operating activities	$(5,426)	$(7,901)
Interest expense, net	3,379	3,880
Provision for income taxes	4,855	2,049
Foreign exchange gain (loss), net	138	(191)
Deferred taxes	192	219
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(223)	(223)
Net changes in operating assets and liabilities	15,900	15,090

EBITDA	$18,815	$12,923

Contact:	Polly Bloom
Investor Relations
(440) 542-1304
CADDY®      •      ERICO®      •      ERIFLEX®      •      ERITECH®      •      LENTON®